Exhibit 99.2

Investor Relations:	Public Relations:
Gary Meyers	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-4600 x627
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES RECORD REVENUE AND EARNINGS

FOR THE THIRD QUARTER 2005

Highlights:

•	Third quarter revenue and earnings per share exceeded guidance

•	Third quarter GAAP net income of $2.5 million, or $0.09 per diluted share

•	Third quarter pro forma net income of $2.7 million, or $0.10 per diluted share

•	Total product bookings increased in the third quarter of 2005 on a year over year basis

SUNNYVALE, Calif., October 20, 2005 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended September 30, 2005. Revenue for the quarter ended September 30, 2005 was $15.9 million, a 13 percent increase from revenue of $14.1 million for the quarter ended September 30, 2004 and a 5 percent sequential increase from revenue of $15.2 million for the quarter ended June 30, 2005.

On a generally accepted accounting principles (GAAP) basis, net income was $2.5 million, or $0.09 per diluted share, for the quarter ended September 30, 2005, as compared to GAAP net income of $646,000, or $0.02 per diluted share, for the quarter ended September 30, 2004, and GAAP net income of $921,000, or $0.03 per diluted share, for the quarter ended June 30, 2005. GAAP net income amounts include $223,000 of intangible asset amortization expense and $24,000 of stock-based compensation benefit for the quarter ended September 30, 2005, $223,000 of intangible asset amortization expense and $38,000 of stock-based compensation expense for the quarter ended September 30, 2004, and $222,000 of intangible asset amortization expense and $6,000 of stock-based compensation expense for the quarter ended June 30, 2005.

Pro forma net income was $2.7 million, or $0.10 per diluted share, for the quarter ended September 30, 2005, compared to pro forma net income of $907,000, or $0.03 per diluted share, for the quarter ended September 30, 2004, and pro forma net income of $1.1 million, or $0.04 per diluted share, for the quarter ended June 30, 2005. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation. A reconciliation of GAAP to pro forma net income is included with this press release.

For the nine months ended September 30, 2005, revenue was $45.7 million, a 9 percent increase from revenue of $41.9 million for the nine months ended September 30, 2004. For the nine months ended September 30, 2005, Synplicity had GAAP net income of $3.9 million, or $0.14 per diluted share, as compared to GAAP net income of $1.4 million, or $0.05 per diluted share, for the nine months ended September 30, 2004. Pro forma net income was $4.6 million, or $0.17 per diluted share, for the nine months ended September 30, 2005, compared to pro forma net income of $2.2 million, or $0.08 per diluted share, for the nine months ended September 30, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation.

“In the third quarter, we continued to provide leading FPGA, structured/platform ASIC, and cell-based ASIC solutions while maintaining our excellent standard of support, resulting in revenue growth in excess of the industry, a significant increase in our operating margin and a year over year double digit increase in total product bookings,” said Gary Meyers, President and CEO. “As we look to the fourth quarter of 2005, we are focused on continuing the momentum of revenue and profitability growth,” Meyers concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call for the fourth quarter of 2005, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the fourth quarter of 2005 is expected to be approximately $16.8 million

•	GAAP and pro forma net income per fully diluted share for the fourth quarter of 2005 are expected to be approximately $0.09 and $0.10, respectively

•	Revenue for 2005 is expected to be approximately $62.4 million, within the range of our previous guidance

•	GAAP and pro forma net income per fully diluted share for 2005 are expected to be approximately $0.23 and $0.26, respectively, an increase from prior guidance

Audio Webcast

Synplicity’s earnings call will be webcast today at 1:15 p.m. Pacific, and may be accessed at http://investor.synplicity.com. Synplicity will discuss its third quarter 2005 results and remainder of 2005 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through December 31, 2005. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on October 20, 2005 through October 21, 2005. To listen to a replay, call (719) 457-0820, access code 2428898.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash activity and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative software solutions that enable the rapid and effective design of complex, high-performance semiconductors. Synplicity’s tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating key design planning, logic synthesis, physical synthesis and verification functions for FPGA, DSP, ASIC prototyping, structured/platform ASIC and cell-based ASIC designers. Synplicity is the first company to deliver customized physical synthesis, analysis and floorplanning solutions for today’s leading structured/platform ASICs. In addition, the company is the number one supplier of FPGA synthesis solutions and has been rated #1 in customer satisfaction in 2004 and 2005 in EE Times’ Annual FPGA Customer Survey. Synplicity’s products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company employs over 300 people in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s growth, profitability, standard of its products, and business outlook for revenue and net income per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the growth of structured/platform ASIC and FPGA markets and the growth of its ASIC synthesis business, and our level of expenses. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended June 30, 2005, each as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$55,300	$48,681
Accounts receivable, net	9,169	8,851
Other current assets	2,008	2,167

Total current assets	66,477	59,699
Property and equipment, net	2,846	2,989
Goodwill	1,272	1,272
Intangible assets, net	1,681	2,347
Other assets	757	780

Total assets	$73,033	$67,087

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,086	$1,087
Accrued liabilities	1,743	1,398
Accrued compensation	3,772	3,797
Deferred revenue	17,080	15,957

Total current liabilities	23,681	22,239
Shareholders’ equity:
Common stock	56,482	56,107
Additional paid-in capital	3,368	3,452
Deferred stock-based compensation	(13)	(88)
Accumulated deficit	(10,048)	(13,984)
Accumulated other comprehensive loss	(437)	(639)

Total shareholders’ equity	49,352	44,848

Total liabilities and shareholders’ equity	$73,033	$67,087

(1)	Derived from audited financial statements.

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
License	$8,849	$7,733	$25,202	$23,197
Maintenance	7,046	6,387	20,434	18,656

Total revenue	15,895	14,120	45,636	41,853
Cost of revenue:
Cost of license	182	89	475	448
Cost of maintenance	430	619	1,348	1,816
Amortization of intangible assets from acquisitions	223	223	668	668

Total cost of revenue	835	931	2,491	2,932

Gross profit	15,060	13,189	43,145	38,921
Operating expenses:
Research and development	6,021	6,070	18,253	17,456
Sales and marketing	5,502	4,909	17,032	15,934
General and administrative	1,524	1,651	4,742	4,141
Stock-based compensation	(24)	38	(9)	157

Total operating expenses	13,023	12,668	40,018	37,688

Income from operations	2,037	521	3,127	1,233
Other income, net	436	155	1,050	410

Income before income taxes	2,473	676	4,177	1,643
Income tax provision (benefit)	(27)	30	241	232

Net income	$2,500	$646	$3,936	$1,411

Net income per share:
Basic net income per share	$0.09	$0.02	$0.15	$0.05

Shares used in basic per share calculation	26,478	26,014	26,346	25,994

Diluted net income per share	$0.09	$0.02	$0.14	$0.05

Shares used in diluted per share calculation	27,974	26,858	27,733	27,460

SYNPLICITY, INC.

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
GAAP net income	$2,500	$646	$921	$3,936	$1,411
Amortization of intangible assets from acquisitions	223	223	222	668	668
Stock-based compensation	(24)	38	6	(9)	157

Pro forma net income	$2,699	$907	$1,149	$4,595	$2,236

Pro forma net income per share:
Pro forma net income per common share	$0.10	$0.03	$0.04	$0.17	$0.08

Shares used in pro forma per share calculation	27,974	26,858	27,373	27,733	27,460

	Quarter Ending December 31, 2005	Year Ending December 31, 2005
	(Forward-Looking)
GAAP net income per diluted share	$0.09	$0.23
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	—

Pro forma net income per diluted share	$0.10	$0.26